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                            Weitz Series Fund, Inc.
                         One Pacific Place, Suite 600
                             1125 South 103 Street
                          Omaha, Nebraska 68124-6008




                               November 12, 1999


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549



Ladies and Gentlemen:

     On August 13, 1999, McGladrey & Pullen, LLP ("McGladrey") resigned as independent auditors of Weitz Series Fund, Inc. ("the Fund") pursuant to an agreement by PricewaterhouseCoopers, LLP ("PwC") to acquire McGladrey's investment company practice. The McGladrey partners and professionals serving the Fund at the time of the acquisition joined PwC. The reports of McGladrey on the financial statements of the Fund during the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through August 13, 1999, there were no disagreements with McGladrey on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused it to make reference to the subject matter of disagreement in connection with its report. On July 30, 1999, the Fund, with the approval of its Board of Directors and its Audit Committee, engaged PwC as its independent auditors.



                                       Sincerely,

                                       /s/ Mary K. Beerling

                                       Mary K. Beerling
                                       Vice President/General Counsel



cc:     James D. Feeney, McGladrey & Pullen, LLP
        Kenneth R. Stoll, PricewaterhouseCoopers LLP

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Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, DC 20549




We were previously the independent accountants for the Weitz Series Fund, Inc. We have read their notification of change in independent accountants made in item 77K of Form N-SAR. We agree with the statements in this filing.




                                MCGLADREY & PULLEN, LLP




New York, New York
November 12, 1999